UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) May 18, 2015

BLUE EARTH, INC.

(Exact Name of Registrant as Specified in Its Charter)

NEVADA

(State or Other Jurisdiction of Incorporation)

333-148346	98-0531496
(Commission File Number)	(IRS Employer Identification No.)

2298 Horizon Ridge Parkway, Suite 205

Henderson, NV  89052

(Address of Principal Executive Offices)   (Zip Code)

(702) 263-1808

(Registrant's Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Explanatory Note

On March 19, 2015, Blue Earth, Inc. (the “Company”) received a staff determination letter from the Nasdaq (“Nasdaq”) stating that the Company was not in compliance with its rules for continued listing, Rule 5635(d), because it violated the shareholder approval requirement.  The violation was based on the Staff’s determination to aggregate the shares issuable in three recent transactions for determining whether the 20% threshold for shareholder approval has been triggered.  As a result, the Company has agreed with the applicable parties described below to amend and modify the terms of two of these transactions in order to achieve compliance.  On May 18, 2015, the Company received notice from Nasdaq that as a result of the amendments, the Company has regained compliance with Rule 5635(d) and therefore is no longer subject to a possible delisting.

Section 1.01  Entry into a Material Definitive Agreement

Jackson 2015 Transaction

As reported in our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 13, 2015, on March 10, 2015, the Company entered into a Note and Warrant Purchase Agreement with Jackson Investment Group, LLC (“Jackson”), pursuant to which Jackson purchased a $10 million 12% Senior Secured Convertible Note (the “Loan”).  The Note is due September 10, 2015 (“Maturity”) and may be prepaid at any time without any premium.  The Note accrues interest at the rate of 12% per annum from the date of issuance and is payable at Maturity in cash, or at Jackson’s sole option, in shares of Common Stock.  Solely to the extent the Note is not converted prior to maturity, Jackson has an option (the “Option”) to purchase up to 10,000,000 shares for six (6) months commencing upon repayment of the Note.  Jackson also received 200,000 shares of the Company’s common stock as a commitment fee and a warrant (the “Warrant”) to purchase 2,000,000 shares ending March 10, 2020.  Initially, the Company and Jackson had agreed upon a conversion price for the note and exercise prices for the Warrant and Option at $1.00 per share of Common Stock respectively.

On May 13, 2015, in connection with the efforts to obtain compliance with the Nasdaq, the Company and Jackson entered into a Global Amendment and an Allonge reflecting that all conversion and exercise prices would be adjusted to $1.02 per share of Common Stock ab initio (based on a book value of $1.0198 per share as of December 31, 2014).

TCA Transaction

As reported in our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 27, 2015, the Company and each of the Company’s wholly-owned subsidiaries and TCA Global Credit Master Fund, LP (“TCA”) entered into a Second Amendment to Credit Agreement, originally entered into as of January 31, 2013, but effective February 22, 2013 (the “Amended Credit Agreement”), dated as of February 24, 2015.  Under the terms of the Amended Credit Agreement, the Lender has committed to lend a total of $4,000,000 to the Company.  On February 24, 2015, the Company borrowed $3 million (the “Loan”) under a Replacement, Amended and Restated Promissory Note (the “Note”).  The Loan is secured by various assets and 400,000 shares of newly issued Series D Convertible Preferred Stock of the Company (the “Series D Preferred Stock”) solely convertible in the event of a default in payment.

On May 14, 2015, TCA, the Company and all of the Company’s subsidiaries) entered into a Global Amendment to amend the relevant documents to provide an absolute restriction on any conversion of the Series D Preferred Stock by TCA in excess of 2,500,000 shares of Common Stock of the Company.

Section 3.02 Unregistered Sale of Equity Securities

On May 20, 2015, the Company expected to cancel the prior issuance of 10,000 shares of common stock to Larry Eggelston as disclosed in the Company’s Quarterly Report on Form 10-Q filed on May 11, 2015.  These shares had been issued as part of the Company’s offer to Mr. Eggleston to become employed with the Company. Upon the cancellation, the Company shall approve an award of 10,000 shares of restricted common stock that will be issued pursuant to the Company’s Equity Incentive Plan.  The purpose of the cancellation and re-issuance is for the Company to maintain compliance with the applicable Nasdaq equity compensation shareholder approval rules.

Section 3.03  Material Modification to Rights of Security Holders

In accordance with the amendments to the TCA loan documents, the Company has filed a Certificate of Amendment to the Certificate of Designation with the Nevada Secretary of State to reflect the restriction on any conversion of the Series D Preferred Stock in excess of 2,500,000 shares of Common Stock.

Section 9.01  Financial Statements and Exhibits

(a)  Exhibits

Exhibit No.	Title

4.1	Amendment to the Series D Preferred Stock Certificate of Designation.

10.1	Global Amendment, dated as of May 13, 2015, by and among then Company and Jackson.

10.2	Allonge to the Promissory Note, dated as of May 13, 2015 issued by the Company to Jackson.

10.3	Global Amendment, dated as of May 14, 2013, by and among the Company (all of its wholly owned subsidiaries) and TCA.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 20, 2015	BLUE EARTH, INC.

By: /s/ Johnny R. Thomas
Name: Dr. Johnny R. Thomas
Title: Chief Executive Officer

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